Exhibit 99.1

Citigroup Closed-End Funds

Issue Statement Regarding Citigroup Inc. and Legg Mason, Inc. Agreement

NEW YORK – (Business Wire) – June 28, 2005

The following Citigroup closed-end funds—Salomon Brothers Capital and Income Fund Inc., Salomon Brothers Emerging Markets Debt Fund Inc., Salomon Brothers Emerging Markets Floating Rate Fund Inc., Salomon Brothers Emerging Markets Income Fund Inc., Salomon Brothers Emerging Markets Income Fund II Inc., Salomon Brothers Global High Income Fund Inc., Salomon Brothers Global Partners Income Fund Inc., Salomon Brothers Inflation Management Fund Inc., Salomon Brothers Municipal Partners Fund Inc., Salomon Brothers Municipal Partners Fund II Inc., The Salomon Brothers Fund Inc, Salomon Brothers High Income Fund Inc, Salomon Brothers High Income Fund II Inc, Salomon Brothers Variable Rate Strategic Fund Inc., Salomon Brothers 2008 Worldwide Dollar Government Term Trust Inc., Salomon Brothers Worldwide Income Fund Inc., Citigroup Investments Corporate Loan Fund Inc., High Income Opportunity Fund Inc., Intermediate Muni Fund, Inc., Managed High Income Portfolio Inc., Managed Municipals Portfolio Inc., Municipal High Income Fund Inc., Real Estate Income Fund Inc. and Zenix Income Fund Inc. - today issued the following statement:

On June 24, 2005, Citigroup Inc. (“Citigroup”) announced that it has signed a definitive agreement under which Citigroup will sell substantially all of its worldwide asset management business to Legg Mason, Inc. (“Legg Mason”).

As part of this transaction the Funds’ investment advisers, Salomon Brothers Asset Management Inc, Smith Barney Fund Management LLC and Citi Fund Management, Inc., each currently an indirect wholly owned subsidiary of Citigroup, would become an indirect wholly owned subsidiary of Legg Mason.

The transaction is subject to certain regulatory approvals, as well as other customary conditions to closing. Subject to such approvals and the satisfaction of the other conditions, Citigroup expects the transaction to be completed later this year.

Under the Investment Company Act of 1940, consummation of the transaction will result in the automatic termination of each Fund’s investment management contract with its investment adviser. Therefore, each Fund’s Board will be asked to approve a new investment management contract between the Fund and its investment adviser. If approved by the Boards, the new investment management contracts will be presented to the shareholders of the Funds for their approval.

Symbols: EDF, EFL, EHI, EMD, ESD, GFY, HIF, HIX, GDF, IMF, MNP, MPT, SBF, SBG, SBW, SCD, HIO, MHF, MHY, MMU, RIT, SBI, TLI, ZIF

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Contact:

Brenda Grandell

Director, Closed-End Funds

Citigroup Asset Management

212-291-3775

Media Contact:

Edward Giltenan

Head of Public Relations

Citigroup Asset Management

212-559-6746